Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

PREIT ASSOCIATES, L.P. AND PR SPRINGFIELD ASSOCIATES L.P.

Seller

and

RUBIN SIX PENN CENTER LLC

Purchaser

Dated: June 29, 2015

1

Exhibit 2.1

INDEX TO PURCHASE AND SALE AGREEMENT

			Page
1	Definitions		2
2	Subject of Sale.		7
3	Purchase Price		7
4	Deposit Provisions.		7
5	“As-Is”. “Where-Is”.		9
6	Representations		10
	6.1	PREIT’s Representations	10
	6.2	PR Springfield’s Representations	10
	6.3	Seller’s Representations	11
	6.4	Knowledge	13
	6.5	Survival	13
	6.6	Purchaser’s Representations	13
7	Ongoing Operations.		15
	7.1	Leasing Practice	15
	7.2	Personal Property and Equipment	16
	7.3	Employees	16
	7.4	Development Rights	16
	7.5	Operation and Maintenance	16
8	Taxes		16
9	Indemnification		17
	9.1	Indemnification By Sellers	17
	9.2	Indemnification by Purchaser	18
	9.3	Procedures	18
	9.4	Survival	18
10	Title.		18
11	Financing Contingency		19
12	Conditions Precedent.		20
13	Closing.		21
	13.1	Closing Date and Location	21
	13.2	Closing Expenses	21
	13.3	Closing Deliveries	22
	13.4		24
14	Default		27
	14.1	Purchaser’s Default	27
	14.2	Seller’s Default	27

2

Exhibit 2.1

15	Risk of Loss		27
	15.1	Condemnation.	27
	15.2	Destruction or Damage	28
16	Purchaser’s Review Period.		28
17	Miscellaneous.		29
	17.1	Bulk Sales	29
	17.2	Broker	29
	17.3	Assignment of this Agreement	29
	17.4	Attorneys’ Fees	29
	17.5	Notices	30
	17.6	Further Assurances	31
	17.7	Survival	31
	17.8	Confidentiality.	31
	17.9	Joint and Several Liability	32
	17.1	Recording	32
	17.11	Successors and Assigns	32
	17.12	Entire Agreement	32
	17.13	Waiver and Modifications	33
	17.14	Captions and Titles	33
	17.15	Construction	33
	17.16	Non-Business Days	33
	17.17	Governing Law and Jurisdiction	33
	17.18	Counterparts	33
	17.19	No Third Party Benefits	33
	17.2	Severability	33
	17.21	No Marketing	32

-ii-

3

Exhibit 2.1

EXHIBITS

Exhibit A:	Legal Description of Springfield Park Property
Exhibit B:	Legal Description of Springfield East Property
Exhibit C:	Assignment of Limited Partnership Interest
Exhibit D:	Assignment of Membership Interest
Exhibit E:	Deed to PR Springfield East Interest
Exhibit F-1:	Form of Estoppel Certificate
Exhibit F-2:	Form of Seller Estoppel Certificate
Exhibit G:	Estoppel and Consent Certificate by PRDB General Partners and Paul de Botton
Exhibit H:	Waiver of Right of First Refusal by Target Corporation and Target Estoppel
Exhibit I:	Estoppel and Consent Certificate by Springfield East Property Tenants in Common
Exhibit J:	Intentionally Deleted
Exhibit K:	Estoppel and Consent Certificate by Board of Springfield East Condominium
Exhibit L:	Assignment and Assumption Agreement Respecting Bed, Bath and Beyond Sublease
Exhibit M:	Estoppel Certificate from Bed, Bath and Beyond re Sublease

SCHEDULES

Schedule 1:	PRDB Partnership Agreement
Schedule 2:	PRDB General Partner LLC Agreement
Schedule 3:	Springfield East Tenants in Common Agreement
Schedule 4:	Existing Space Tenants and Rent Roll
Schedule 5:	Pending Litigation
Schedule 6:	Insurance Certificates
Schedule 7:	Existing Environmental Reports
Schedule 8:	Financial Statements

-iii-

4

Exhibit 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made effective as of June 29, 2015 (the “Effective Date”), by and between PREIT ASSOCIATES, L.P., a Delaware limited partnership (“PREIT”), PR SPRINGFIELD ASSOCIATES, L.P., a Pennsylvania limited partnership (“PR Springfield”) (PREIT and PR Springfield are hereinafter collectively referred to as “Seller”), and RUBIN SIX PENN CENTER LLC, a Delaware limited liability company (hereinafter referred to as “Purchaser”).
THE BACKGROUND OF THIS AGREEMENT IS AS FOLLOWS:
A.    PREIT is the owner of a 49.5% limited partnership interest in PRDB Springfield Limited Partnership, a Pennsylvania limited partnership (“PRDB”), and PREIT is also the owner of a 50% membership interest in PRDB Springfield LLC, a Pennsylvania limited liability company (“PRDB General Partner”) that is the sole general partner of PRDB and owns a 1% general partnership interest in PRDB (PREIT’s aforesaid limited partnership interest in PRDB and membership interest in PRDB General Partner are hereinafter collectively referred to as the “PREIT Springfield Park Interests”);
B.    PRDB is the owner of that certain parcel of land and the retail shopping center and other improvements thereon situate in Springfield Township, Delaware County, Pennsylvania, which is generally known as “Springfield Park” and is described by metes and bounds on Exhibit A attached hereto (together with its Appurtenant Rights, the “Springfield Park Property”);
C.    PR Springfield is the owner of a 50% tenancy in common interest in that certain condominium unit known as Unit R in Springfield Square East Condominium located in Springfield Township, Delaware County, Pennsylvania, which condominium unit is more particularly described on Exhibit B attached hereto (said Unit R is hereinafter referred to, together with its Appurtenant Rights, as the “Springfield East Property”, and PR Springfield’s 50% tenancy in common interest in the Springfield East Property is hereinafter referred to as the “PR Springfield East Interest”);
D.    Lawrence Park Partnership, a Pennsylvania general partnership (“Lawrence Park”), Darlington Square Shopping Center Ltd., a Pennsylvania limited partnership (“Darlington”) and Joyfor Joint Venture (“Joyfor”), a Pennsylvania general partnership, collectively own a 50% tenancy in common interest in the Springfield East Property (the said Lawrence Park, Darlington and Joyfor, together with PR Springfield, in their capacities as owners of tenancy in common interests in the Springfield East Property, are hereinafter collectively referred to as the “Springfield East Property Tenants in Common”) (PRDB and the Springfield East Property Tenants in Common are sometimes hereinafter collectively referred to as the “Fee Owners”) (the Springfield Park Property and the Springfield East Property are collectivly referred to as the “Property”); and
E.    Seller desires to sell and convey the PREIT Springfield Park Interests and the PR Springfield East Interest (hereinafter collectively referred to as the “Interests”) to Purchaser,

Exhibit 2.1

and Purchaser desires to purchase the same, all in accordance with and subject to the terms and conditions hereinafter provided in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.    Definitions.
The terms defined in this Article shall for all purposes of this Contract have the meanings herein specified unless the context requires otherwise.
1.1    “Agreement” shall have the meaning ascribed to it in the introductory paragraph.
1.2    “Anti-Money Laundering Laws” shall have the meaning ascribed to it in Section 6.6(e).
1.3    “Appurtenant Rights” shall mean as to real property, the owner’s right, title and interest, if any, in and to (a) any land lying in the bed of any street, road or avenue opened or proposed, adjacent to such real property, to the center line thereof; (b) fixtures, equipment any other personal property attached to or beneath the real property (including without limitation underground or above ground storage tanks, if any) and not owned by the Space Tenants or a governmental entity, if any, but no part of the Purchase Price shall be deemed to be paid for such fixtures, equipment or personal property; (c) rights of way, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to such real property and used in connection therewith; and (d) the interest of the landlord under the Space Leases.
1.4    “Bed Bath & Beyond Sublease” shall mean that certain Sublease dated August 3, 2001, by and between Bed Bath & Beyond, Inc., as Sub-Landlord, and Pennsylvania Real Estate Investment Trust, as Sub-Tenant.
1.5    “Business Day” shall mean any day other than a Saturday, Sunday or day on which the banks in Philadelphia, Pennsylvania, are authorized or permitted to be closed.
1.6    “Casualty” shall have the meaning ascribed to it in Section 15.2.
1.7    “Casualty Termination Event” shall have the meaning ascribed to it in Section 15.2.
1.8    “Closing” shall have the meaning ascribed to it in Section 13.1.

Exhibit 2.1

1.9    “Closing Date” shall have the meaning ascribed to it in Section 13.1.
1.10    “Code” shall mean the Internal Revenue Code of 1986, as amended.
1.11    “Deposit” shall have the meaning ascribed to it in Section 3.1.
1.12    “Effective Date” shall have the meaning ascribed to it in the introductory paragraph.
1.13    “Environmental Laws” shall mean all federal, state and local statutes, ordinances, guidance having the effect of law, common law, rules, and regulations, all court orders and decrees, now or hereafter in effect, which pertain to environmental matters, pollution, or contamination of any type whatsoever. Environmental Laws shall mean, without limitation, those laws relating to manufacture, processing, use, distribution, treatment, storage, exposure, disposal, generation or transportation of hazardous substances or materials; air, soil, surface or groundwater or noise pollution; releases or threatened releases; protection of wildlife, endangered species, wetlands, or natural resources; health and safety of employees and other persons, and notifications relating to the foregoing.
1.14    “Escrowee” shall have the meaning ascribed to it in Section 3.1.
1.15    “Estoppel Certificate(s)” shall have the meaning ascribed to it in Section 13.3(a)(vii).
1.16    “Evaluation Material” shall have the meaning ascribed to it in Section 17.8(a).
1.17    “Existing Space Leases” shall have the meaning ascribed to it in Section 6.3(g).
1.18    “Existing Space Tenants” shall have the meaning ascribed to it in Section 6.3(g).
1.19    “Fee Owners” shall have the meaning ascribed to it in Paragraph D of the Background to this Agreement.
1.20    “First Mortgage Loan Documents” shall mean that certain Mortgage Loan Note dated April 28, 2010, in the original principal amount of $10,000,000 (the “Note”) given by Fee Owners to Capital One, N.A. (“Lender”), together with that certain Open-End Mortgage and Security Agreement and Fixture Filing of even date therewith given by Fee Owners to Lender

Exhibit 2.1

to secure the Note, and all other documents and interests evidencing and securing the loan which is evidenced by the Note.
1.21    “LA Fitness” shall mean Fitness International, LLC (formerly known as L.A. Fitness International LLC), a California limited liability company.
1.22    “Hazardous Materials” shall mean pollutants, contaminants, pesticides, petroleum or petroleum substances, petroleum products, radioactive substances, asbestos and asbestos containing materials, solid, gaseous or liquid waste or hazardous substances, or extremely hazardous, special, industrial, toxic or otherwise dangerous wastes, chemicals covered under any Environmental Laws, excluding materials used in the ordinary course of the operation of the Property in compliance with all Environmental Laws.
1.23    “Law” shall mean all federal, state and local statutes, ordinances, guidance having the effect of law, common law, rules, and regulations, all court orders and decrees, now or hereafter in effect.
1.24    “Losses” shall mean any and all damages, losses, liabilities, obligations, penalties, claims, sums paid in settlement of claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements, fines and expenses of any kind or nature (including attorneys’ fees and costs).
1.25    “Major Tenants” shall mean Bed Bath & Beyond, Inc., and LA Fitness.
1.26    “Monetary Objection” or “Monetary Objections” shall mean an objection to (a) any mortgage, deed to secure debt, deed of trust or similar security instrument or judgment encumbering fee title to all or any part of the Property, (b) any mechanic’s, materialman’s or similar lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees), (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, and (d) any other lien or encumbrance created by or imposed upon Seller on or after the Effective Date.
1.27    “New Lease(s)” shall have the meaning ascribed to it in Section 7.1(a).

Exhibit 2.1

1.28    “OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.
1.29    “Person” shall mean any individual or any partnership, corporation, estate trust, limited liability company or other entity.
1.30    “Permitted Encumbrances” shall have the meaning ascribed to it in Section 10.2(a).
1.31     “PREIT Springfield Park Interests” shall have the meaning ascribed to it in Paragraph A of the Background to this Agreement.
1.32    “PR Springfield East Interest” shall have the meaning ascribed to it in Paragraph C of the Background to this Agreement.
1.33    “Preliminary Proration Statement” shall have the meaning ascribed to it in Section 13.4(a)(i).
1.34    “Prohibited Persons” shall have the meaning ascribed to it in Section 6.6(e)(i).
1.35    “Property” shall have the meaning ascribed to it in Paragraph D of the Background to this Agreement.
1.36    “Purchase Price” shall have the meaning ascribed to it in Section 3.
1.37    “Purchaser” shall have the meaning ascribed to it in the introductory paragraph.
1.38    “Related Parties” shall have the meaning ascribed to it in
Section 17.8(b).
1.39    “Reimbursable Lease Expenses” shall mean, collectively, any and all reasonable and customary costs, expenses and fees paid or incurred by Fee Owners prior to Closing arising out of or in connection with (a) any extensions, renewals or expansions of existing Space Leases which are exercised or entered into between the Effective Date and the Closing Date, provided that Purchaser has approved in writing the terms thereof, in Purchaser’s reasonable discretion, unless any such extension, renewal or expansion is as a matter of right under the terms of an existing Space Lease, and (b) any New Leases which are entered into between the Effective Date and the Closing Date provided that Purchaser has approved in writing the terms thereof, in Purchaser’s reasonable discretion. Reimbursable Lease Expenses shall include, without limitation, (i) brokerage commissions and fees to effect any such leasing transaction, (ii) reasonable and customary expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant’s requirements with regard to such leasing transaction, (iii) legal fees

Exhibit 2.1

for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (iv) if there are any rent concessions (i.e., free rent) covering any period that the tenant has the right to be in possession of the demised space, the unamortized amount of the rents that would have accrued during the period of such concession prior to the Closing Date as if such concession were amortized over (A) with respect to any extension or renewal, the term of such extension or renewal, (B) with respect to any expansion, that portion of the term remaining under the applicable existing Space Lease after the date of such expansion but only for the applicable expansion space, or (C) with respect to any New Lease, the entire initial term of any such New Lease, and (v) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Property).
1.40    “Seller” shall have the meaning ascribed to it in the introductory paragraph.
1.41    “Space Leases” shall have the meaning ascribed to it in Section 7.1(a).
1.42    “Space Tenants” shall have the meaning ascribed to it in Section 7.1(a).
1.43     “Substantial Portion” shall have the meaning ascribed to it in Section 15.1(b).
1.44    “Springfield East Property Tenants in Common” shall have the meaning ascribed to it in Paragraph D of the Background to this Agreement.
1.45    “Survey” shall have the meaning ascribed to it in Section 10.1.
1.46    “Taking” shall have the meaning ascribed to it in Section 15.1(a).
1.47    “Target” shall mean Target Corporation, a Minnesota corporation.
1.48    “Title Commitment” shall have the meaning ascribed to it in Section 10.1.
1.49    “Title Company” shall mean Walnut Street Abstract, L.P.

Exhibit 2.1

1.50    “USA PATRIOT Act” shall have the meaning ascribed to it in Section 6.6(e)(iii).
2.    Subject of Sale.
2.1    At the Closing, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller, the Interests, in accordance with, and subject to, the terms and conditions contained in this Agreement.
3.    Purchase Price.
The purchase price (the “Purchase Price”) for the Interests is the sum of Twenty Million Two Hundred Thousand Dollars ($20,200,000.00), payable by Purchaser to Seller as follows:
3.1    Within two Business Days following the signing of this Agreement, Purchaser shall either: (a) deliver the sum of Eight Hundred Thousand Dollars ($800,000.00) (the “Deposit”) by electronic wire transfer of immediately available federal funds to an account designated by Land Services USA, Inc., Attention: Michael G. Moyer (“Escrowee”) or by certified check of Purchaser or bank teller’s check to the order of Escrowee; or (b) deliver to Escrowee a clean irrevocable letter of credit in the amount of Eight Hundred Thousand Dollars ($800,000.00) drawn upon M&T Bank or another bank reasonably satisfactory to Seller, which letter of credit shall be payable to Escrowee and shall have an expiration date no earlier than the anniversary of the Effective Date (the “Letter of Credit”).
3.2    On the Closing Date, Purchaser shall receive a credit against the Purchase Price in an amount equal to one-half (1/2) of the outstanding balance of the indebtedness secured by the First Mortgage Loan Documents immediately prior to the consummation of Closing.
3.3    On the Closing Date, Purchaser shall receive a credit against the Purchase Price in an amount equal to One Million Six Hundred Ninety Thousand Dollars ($1,690,000.00) which represents the agreed upon present value of the obligation under the Bed Bath & Beyond Sublease being assumed by Purchaser hereunder.
3.4    On the Closing Date, the balance of the Purchase Price, subject to adjustment and proration pursuant to Section 9.4 below, shall be paid by electronic wire transfer of immediately available federal funds pursuant to wiring instructions to be given by Escrowee or as Escrowee may direct to Purchaser prior to the Closing.
3.5    The Purchase Price shall be allocated as follows: $12,544,200.00 to the PREIT Springfield Park Interests and $ 7,655,800.00 to the PR Springfield East Interest (prior to reduction for the credit referenced in Section 3.3 above to the PR Springfield East Interest).
4.    Deposit Provisions.

Exhibit 2.1

4.1    If Purchaser has delivered the Letter of Credit to Escrowee, and the Letter of Credit (as the same may be from time to time extended) will expire in less than ten (10) days, or if Escrowee desires to deposit the proceeds of the Letter of Credit in court pursuant to Section 4.6 hereof, Escrowee shall draw upon the Letter of Credit and hold the proceeds thereof or deposit the same in Court in accordance with the terms of this Agreement.
4.2    Upon the consummation of Closing, Escrowee is authorized and directed to pay the Deposit to Seller (or as Seller may direct), or if Purchaser has delivered the Letter of Credit or the proceeds thereof to Escrowee, to pay the proceeds thereof to Seller (or as Seller may direct) and then to return the Letter of Credit to Purchaser.
4.3    Subject to the provisions of Section 4.7, in the event Purchaser should default beyond any applicable notice and cure period under this Agreement, Escrowee shall pay the Deposit to Seller (or if Purchaser has delivered the Letter of Credit to Escrowee, Escrowee shall draw upon the Letter of Credit and pay the proceeds thereof to Seller), who shall retain the Deposit (or proceeds of the Letter of Credit) in accordance with Section 10.1 below.
4.4    Subject to the provisions of Section 4.7, in the event this Agreement is terminated by reason other than Purchaser’s default, Escrowee shall pay the Deposit to Purchaser, or if Purchaser has delivered the Letter of Credit to Escrowee, Escrowee shall return the Letter of Credit or proceeds thereof to Purchaser.
4.5    Escrowee shall invest and reinvest the Deposit (or the proceeds of the Letter of Credit), and any interest earned thereon, in United States Government Treasury bills or certificate(s) of deposit or bank money market account(s) as Seller shall direct. The party entitled to receive the interest earned on the Deposit shall pay all income taxes owed in connection therewith. The employer identification numbers of Seller and Purchaser are respectively set forth on the signature page hereof.
4.6    Escrowee, by signing this Agreement at the end hereof where indicated, signifies its agreement to hold the Deposit and the Letter of Credit and the proceeds thereof as provided in this Agreement. In the event of any dispute, Escrowee shall have the right to deposit the Deposit or the proceeds of the Letter of Credit with a court of competent jurisdiction to await the resolution of such dispute. Escrowee shall not incur any liability by reason of any action or non action taken by it in good faith or pursuant to the judgment or order of a court of competent jurisdiction. Escrowee shall have the right to rely upon the genuineness of all certificates, notices and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by Escrowee purporting to be signed by any party hereto, and upon the truth of the contents thereof.
4.7    Notwithstanding anything to the contrary in this Agreement or elsewhere, but subject to the provisions of Section 4.1 hereof, Escrowee shall not pay or deliver the Deposit or the Letter of Credit (or the proceeds of the Letter of Credit) to any party unless written demand is made therefor and a copy of such written demand is delivered to the other party. If Escrowee does not receive a written objection from the other party to the proposed payment or delivery within ten (10) Business Days after such demand is received by such party in accordance with the provisions of Section 17.5 hereof, Escrowee is hereby authorized and directed to make such payment or delivery. If Escrowee does receive such written objection within such ten (10) Business Day period or if for any other reason Escrowee in good faith shall elect not to make such payment or delivery, Escrowee shall forward a copy of the objections, if any, to the other party or parties, and continue to hold the Deposit (or the Letter of Credit or the proceeds thereof) unless otherwise directed by written instructions from the parties to this Agreement or by a judgment of a court of competent jurisdiction. In any event, subject to the

Exhibit 2.1

provisions of Section 4.1 hereof, Escrowee shall have the right to refrain from taking any further action with respect to the subject matter of the escrow until it is reasonably satisfied that such dispute is resolved or action by Escrowee is required by an order or judgment of a court of competent jurisdiction.
4.8    Escrowee shall be entitled to consult with counsel in connection with its duties hereunder. Seller and Purchaser, jointly and severally, agree to reimburse Escrowee, upon demand, for the reasonable costs and expenses including attorneys’ fees incurred by Escrowee in connection with its acting in its capacity as Escrowee. In the event of litigation relating to the subject matter of the escrow, whichever of Seller or Purchaser is not the prevailing party shall reimburse the prevailing party for any costs and fees paid by the prevailing party or paid from the escrowed funds to Escrowee.
5.    “As-Is”. “Where-Is”.
5.1    Purchaser acknowledges and agrees that (a) Purchaser independently examined, inspected, and investigated, to the full satisfaction of Purchaser, the physical nature and condition of the Property, including, without limitation, its environmental condition, and the income, operating expenses and carrying charges affecting the Property, (b) except as expressly set forth in this Agreement, neither Seller nor any agent, member, officer, partner, employee, representative, broker or third party consultant of Seller (collectively, “Seller Parties”) has made any representation whatsoever (whether express, implied, statutory or otherwise) regarding the subject matter of this Agreement or any part thereof, including (without limiting the generality of the foregoing) representations as to the operation of the Property, the physical nature or environmental condition of the Property, the existence or non-existence of petroleum, asbestos, lead paint, fungi, including mold, or other microbial contamination, hazardous substances or wastes, underground or above ground storage tanks or any other environmental hazards on, under or about the Property, the Space Leases, operating expenses or carrying charges affecting the Property, the compliance of the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental or quasi-governmental authority or the habitability, merchantability, marketability, profitability, fitness or development of the Property for any purpose and (c) except as expressly set forth in this Agreement, Purchaser, in executing, delivering and performing this Agreement, does not rely upon any statement, offering material, operating statement, historical budget, engineering structural report, any environmental reports, information, or representation to whomsoever made or given by any of the Seller Parties, whether to Purchaser or others, and whether directly or indirectly, orally or in writing, except as expressly set forth in this Agreement, and Purchaser acknowledges that any such statement, information, offering material, operating statement, historical budget, report or representation, if any, does not represent or guarantee future performance of the Property. Without limiting the

Exhibit 2.1

foregoing, except as otherwise expressly set forth in this Agreement, Seller shall deliver, and Purchaser shall take, the Interests and the Property in its “as is” “where is” condition and with all faults on the Closing Date and with no right of setoff or reduction in the Purchase Price. The provisions of this Section shall survive the Closing or the earlier termination of this Agreement.
6.    Representations.
6.1    PREIT’s Representations. PREIT represents that as of the Effective Date the following are and shall as of the Closing Date be true and correct in all material respects:
(a)    PREIT is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. PREIT has the right, power and authority to make and perform its obligations under this Agreement without the need for governmental approval, consent or filing.
(b)    The execution, delivery and performance of this Agreement in accordance with its terms do not violate any contract, agreement, commitment, order, judgment or decree to which PREIT is a party or by which it is bound.
(c)    PREIT has the right, power and authority to make and perform its obligations under this Agreement.
(d)    This Agreement is a valid and binding obligation of PREIT enforceable against PREIT in accordance with its terms.
(e)    PREIT has good and valid title to the PREIT Springfield Park Interests, free and clear of any liens, charges, encumbrances, pledges or security interests, (ii) the PREIT Springfield Park Interests are not subject to any restriction with respect to the transferability thereof or preemptive rights (except such as are waived by documents delivered by Seller at Closing) and (iii) the PREIT Springfield Park Interests are not subject to any written agreements or understandings among any persons with respect to the voting or transfer thereof (other than in connection with the First Mortgage Loan).
6.2    PR Springfield’s Representations. PR Springfield represents that the following are as of the Effective Date and shall as of the Closing Date be true and correct in all material respects:
(a)    PR Springfield is a limited partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. PR Springfield has the right, power and authority to make and perform its obligations under this Agreement without the need for governmental approval, consent or filing.
(b)    The execution, delivery and performance of this Agreement in accordance with its terms do not violate any contract, agreement, commitment, order, judgment or decree to which PR Springfield is a party or by which it is bound.

Exhibit 2.1

(c)    PR Springfield has the right, power and authority to make and perform its obligations under this Agreement.
(d)    This Agreement is a valid and binding obligation of PR Springfield enforceable against PR Springfield in accordance with its terms.
6.3    Seller’s Representations. Seller represents that the following are as of the Effective Date true and correct in all material respects:
(a)    PRDB is a limited partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. PRDB General Partner is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The sole partners of PRDB are PREIT, PRDB General Partner and Paul de Botton. The sole members of PRDB General Partner are PREIT and Paul de Button.
(b)    True, correct and complete copies of the currently effective Agreement of Limited Partnership of PRDB and Certificate of Limited Partnership of PRDB (collectively, the “PRDB Partnership Agreement”), including all amendments thereto, are attached hereto as Schedule 1. The PRDB Partnership Agreement is in full force and effect. True, correct and complete copies of the currently effective Limited Liability Company Operating Agreement of PRDB General Partner and its certificate of formation (collectively, the “PRDB General Partner LLC Agreement”), including all amendments thereto, are attached hereto as Schedule 2. The PRDB General Partner LLC Agreement is in full force and effect.
(c)    A true, correct and complete copy of the currently effective Tenants in Common Agreement respecting Springfield East (the “Springfield East Tenants in Common Agreement”), including all amendments thereto, is attached hereto as Schedule 3. The Springfield East Tenants in Common Agreement is in full force and effect.
(d)    There is no management agreement or similar agreement respecting any portion of the Property, other than any management provisions set forth in the PRDB Partnership Agreement, the PRDB General Partner LLC Agreement and the Springfield East Tenants in Common Agreement.
(e)    Provided that all parties thereto have consented, the execution, delivery and performance of this Agreement in accordance with its terms do not violate the PRDB Partnership Agreement, the PRDB General Partner LLC Agreement or the Springfield East Tenants in Common Agreement or to the actual knowledge of Seller, any contract, agreement, commitment, order, judgment or decree to which PRDB or the PRDB General Partner is a party or by which it is bound.
(f)    Neither Seller, nor PR Springfield, nor PRDB, nor PRDB General Partner is a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

Exhibit 2.1

(g)    The tenants listed on Schedule 4 annexed hereto are tenants under leases (such leases are herein called the “Existing Space Leases” and the lessees thereunder are herein called the “Existing Space Tenants”), true, correct and complete copies of which have been delivered or made available to Purchaser, which constitute the only leases, licenses or other written agreements for the use or occupancy of the Property and which will be binding on Purchaser following the Closing.
(h)    The information on the rent roll attached hereto as Schedule 4 is true and correct in all material respects.
(i)    Except as may be set forth on Schedule 4, no Existing Space Tenant has made payments of rent in advance for more than one (1) month (exclusive of security deposits), or if such payments have been made more than one (1) month in advance (exclusive of security deposits), Seller will credit Purchaser such amounts at Closing.
(j)    There are no persons employed by PRDB or the Tenants in Common in connection with the operation or maintenance of the Property whose employment agreements will be binding upon PRDB, the PRDB General Partner or the Tenants in Common after the Closing.
(k)    Seller is not aware of any written notice of any pending condemnation proceeding against the Property or any portion thereof.
(l)    Except as set forth on Schedule 5 annexed hereto, or matters fully covered (excluding deductibles) by one or more insurance policies, there is no litigation pending or threatened in writing with respect to the Property or against PRDB or the Tenants in Common.
(m)    Seller has no knowledge that either of the Fee Owners have received any written notice from a governmental authority of a violation of any applicable Law with respect to the Property, except for violations that have been fully cured.
(n)    Attached hereto as Schedule 6 are copies of the certificates of insurance that has been in effect with respect to the Property for the past three (3) years.
(o)    No partnership interests in PRDB have been sold, transferred or conveyed during the three (3) year period preceding the Effective Date.
(p)    The environmental reports listed on Schedule 7 (the “Environmental Reports”), true, correct and complete copies of which have been delivered to Purchaser, are all of the reports and studies in Seller’s possession relating to the presence or absence of Hazardous Materials on the Property or the compliance or non-compliance of the Property with Environmental Laws. To Seller’s knowledge, other than as disclosed in the Environmental Reports, Hazardous Materials have not been used, generated, transported, treated, stored, released, discharged or disposed of in, onto, under or from the Property by Seller, or by any predecessor in title or agent of Seller, by any tenant or by any other person or entity at any time. Except as set forth in the Environmental Reports, to Seller’s actual knowledge, (i) no

Exhibit 2.1

written notification of release of a Hazardous Material has been issued as to the Property; (ii) Seller has not received a written notice from any governmental authority having jurisdiction over the Property asserting any uncured violation of Environmental Laws; and (iii) there are no above-ground or underground tanks or any other underground storage facilities located on the Property.
(q)    Attached hereto as Schedule 8 are true, correct and complete copies of the financial statements of Springfield Park and Springfield East Property for the 2014 calendar year as well as a year-to-date statement dated as of March 31, 2015, all as prepared on an accrual basis consistently applied throughout the periods indicated (collectively, the “Financial Statements”). The Financial Statements are true and correct in all material respects and accurately reflect the financial positions of Springfield Park and Springfield East Property in all material respects as of the dates of such statements. As of the Effective Date, PRDB, PRDB General Partner and PR Springfield have no known material liabilities or obligations, except: (1) as set forth in or as they relate to the Permitted Encumbrances, service contracts or the Space Leases, (ii) liabilities disclosed in this Agreement, including, without limitation, the Financial Statements, or (iii) incurred since the date of the Financial Statements in the ordinary course of business. PRDB, PRDB General Partner and PR Springfield have no other assets other than their interests in Springfield Park and Springfield East Property.
6.4    Knowledge. The representations of Seller set forth in Section 6.3 are made to the actual present knowledge of Mario C. Ventresca, Jr.
6.5    Survival. The representations made by Seller in Section 6.3 shall survive the Closing for one (1) year. In any event, Seller’s maximum liability after Closing for the breach of any representations made by Seller in Section 6.3 shall not exceed, in the aggregate, an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000), provided that with respect to the foregoing, Seller shall have no liability, and Purchaser shall make no claim against Seller, if the obligations or liabilities in question result from a condition, state of facts or other matter as to which Purchaser has actual knowledge prior to Closing. The preceding sentence of this Section 6.3 shall survive Closing.
6.6    Purchaser’s Representations. Purchaser represents that the following are as of the Effective Date and shall be as of the Closing Date true and correct in all material respects:
(a)    Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Rubin Retail Acquisition GP, LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Rubin Retail Acquisition GP, LLC is the sole general partner of Purchaser.
(b)    The execution, delivery and performance of this Agreement in accordance with its terms, do not violate any contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound;

Exhibit 2.1

(c)    Purchaser has the right, power and authority to make and perform its obligations under this Agreement;
(d)    This Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.
(e)    USA PATRIOT Act/OFAC Representations.
(i)    Purchaser understands and agrees that Seller prohibits the receipt of funds from any persons or entities that are acting, directly or indirectly, (A) in contravention of any U.S. or international laws and regulations, including anti-money laundering regulations or conventions, (B) on behalf of terrorists or terrorist organizations, including those persons or entities that are included on the List of Specially Designated Nationals and Blocked
Persons maintained by OFAC, as such list may be amended from time to time, (C) for a “senior foreign political figure”, any member of a senior foreign political figure’s immediate family or any close associate of a senior foreign political figure, unless the Seller, after being specifically notified by the Purchaser in writing that it, or any beneficial or indirect owner of the Purchaser, is such a person, and determines in its sole discretion that such receipt of funds shall be permitted, or (D) for a foreign shell bank (such persons or entities in (A) - (D) are collectively referred to as “Prohibited Persons”). Senior foreign political figure shall have the meaning set forth in 31 CFR 103.175(r). “Foreign shell bank” and a “regulated affiliate” thereof shall have the meaning set forth in 31 CFR 103.175(j) and 31 CFR 103.175(p), respectively.
(ii)    Purchaser represents, warrants and covenants that: (A) it is not, nor is any person or entity controlling, controlled by or under common control with the Purchaser, a Prohibited Person, and (B) to the extent the Purchaser has any beneficial or indirect owners, (1) it has carried out thorough due diligence to establish the identities of such beneficial or indirect owners, (2) based on such due diligence, the Purchaser reasonably believes that no such beneficial or indirect owners are Prohibited Persons, (3) it holds the evidence of such identities and status and will maintain all such evidence for at least five years from the date of the beneficial or indirect owners’ complete withdrawal from the Purchaser, and (4) it will make available such information and any additional information that the Seller may require upon request.
(iii)    To the extent applicable, neither Purchaser, nor any of its general or limited partners, shareholders, members, parent or subsidiary entities: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crime which in the United States would be a predicate crime to money laundering, or a violation of any Anti-Money Laundering Laws (as defined herein); (ii) has been assessed a civil or criminal penalty under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. As used in this Agreement, the term “Anti-Money Laundering Laws” shall mean all U.S. laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of, and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries, or individuals believed to be terrorists, narcotics dealers, or otherwise engaged in activities contrary to the interests of

Exhibit 2.1

the United States; (3) require identification and documentation of the parties with whom a Financial Institution (as defined in the relevant statute) conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations, and sanctions shall be deemed to include, without limitation, the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., as amended by the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “USA PATRIOT Act”), as amended, and the regulations promulgated thereto; as well as 18 U.S.C. Sections 1956, 1957 and 1960.
7.    Ongoing Operations.
7.1    Leasing Practice.
(a)    The Existing Space Leases, together with any modifications, renewals and new leases made after the Effective Date hereof in accordance with this Section 7.1 hereof are herein called the “Space Leases” and the tenants thereunder are herein called the “Space Tenants”. During the period between the Effective Date and the Closing Date, to the extent permitted under the applicable organizational or governing documents of the Fee Owners, Seller shall not allow either of the Fee Owners to enter into new leases, terminate, renew and/or make modifications to the Space Leases (collectively, “New Lease(s)”) without the approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed. Purchaser agrees to grant or deny consent in writing (and provide, in reasonable detail, the reasons for any denial) within five (5) Business Days after Purchaser’s receipt of Seller’s request, which request shall contain copies of all material information related to such request and a summary of the material terms of the proposed New Lease. Purchaser’s failure to timely respond in writing to Seller’s request shall be deemed a consent to the proposed New Lease. Seller shall, from time to time, inform (orally or in writing) Purchaser of any new lease negotiations and promptly give notice to Purchaser of any New Lease and a copy of any instruments executed and any material information delivered in connection with any New Lease.
(b)    Between the Effective Date and the Closing Date, if the Fee Owners are not obligated to grant consent or approval to a request made by a Space Tenant, then to the extent permitted under the applicable organizational or governing documents of the Fee Owners, Seller shall not allow either of the Fee Owners to grant such consent or approval unless prior to granting such consent or approval, Seller shall notify Purchaser of the request made by a Space Tenant, which notice shall contain copies of all documents, if any, submitted by such Space Tenant in connection with the request. Purchaser agrees to advise Seller in writing, within five (5) Business Days after Purchaser’s receipt of Seller’s notice, whether Purchaser elects that the Space Tenant’s request be granted or denied (and provide, in reasonable detail, the reasons for any denial), which election shall be made in Purchaser’s reasonable judgment. Purchaser’s failure to timely respond in writing to Seller’s notice shall be deemed an election to consent to the proposed request.
(c)    Between the Effective Date and the Closing Date, to the extent permitted under the applicable organizational or governing documents of the Fee Owners, Seller shall not allow the Fee Owners to terminate any Space Lease without the prior consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser

Exhibit 2.1

agrees to grant or deny consent in writing (and provide, in reasonable detail, the reasons for any denial) within said five (5) Business Days after Purchaser’s receipt of Seller’s request, which request shall contain copies of all material information related to such termination. In the event that Purchaser fails to respond within five (5) Business Days after Purchaser’s receipt of Seller’s request, Seller shall provide Purchaser and its counsel with a second request, and if Purchaser fails to respond in writing to Seller’s second request within five (5) Business Days of receipt of the second request, Purchaser shall be deemed to have consented to the proposed termination.
7.2    Personal Property and Equipment. Between the Effective Date and the Closing Date, Seller shall not allow the Fee Owners to transfer to any third party or remove any personal property or equipment owned by the Fee Owners and material to the operation or maintenance of the Property unless such personal property or equipment is obsolete and replaced with a substantially similar item.
7.3    Employees. Between the Effective Date and the Closing Date, Seller shall not allow the Fee Owners to hire any employees for whom Fee Owners will have liability following the Closing.
7.4    Development Rights. Between the Effective Date and the Closing Date, Seller shall not allow the Fee Owners to sell, lease, transfer or otherwise encumber any development rights appurtenant to the Property.
7.5    Operation and Maintenance. Between the Effective Date and the Closing Date, Seller shall cause the Fee Owners to operate and maintain the Property in good order and repair, consistent with past practices, excepting normal wear and tear and loss or Casualty.
8.    Taxes.
8.1    Seller hereby represents and warrants to Purchaser, and covenants with Purchaser, that (i) each of PRDB, PRDB General Partner and PR Springfield (collectively, “Taxpayers”) has prepared and timely filed (or will prepare and timely file) all Tax Returns (as defined below) required to be filed for all taxable periods through the Closing Date; (ii) all such Tax Returns are or will be true, complete, correct and accurate in all material respects; (iii) all Taxes (as defined below) payable by Taxpayers and/or with respect to the Property for the period through the Closing Date (whether or not showing on any Tax Returns) have been timely paid, withheld or collected (or will be timely paid, withheld or collected) when due, and there are and will be no liens on the Property or assets of the Taxpayers relating to or attributable to Taxes (other than liens for real property taxes not yet due or payable).
8.2    There are as of the Effective Date and will be as of the Closing Date no claims, audits, examinations or investigations by any governmental authority pending or, to Seller’s knowledge, threatened in writing against or with respect to the Taxpayers or the Property with respect to any Taxes or Tax Returns, and no governmental authority has as of the Effective Date or will have as of the Closing Date given written notice of any intention to assert any deficiency or claim for additional Taxes with respect to the Taxpayers or the Property.

Exhibit 2.1

8.3    Taxpayers have not as of the Effective Date and shall not have as of the Closing Date executed or entered into (i) a closing agreement pursuant to Section 7121 of the Code or other similar provision of any Law, or (ii) any Tax sharing, indemnification or allocation agreement with any Person.
8.4    Sellers have delivered or made available to the Purchaser, complete and accurate copies of all federal, state and local income tax returns that the Taxpayers were required to prepare and/or file for the 2011, 2012 and 2013 tax years.
8.5    The Taxpayers have not as of the Effective Date and shall not have as of the Closing Date applied for, been granted, or agreed in writing to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or corresponding laws of any state or locality.
8.6    The Taxpayers have not as of the Effective Date and shall not have as of the Closing Date granted any waiver of any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or agreement is currently in effect.
8.7    For purposes of this Section 8:
(a)    “Tax” or “Taxes” shall mean any and all federal, state, local, county and foreign taxes, levies, fees, imposts, duties, and similar governmental charges, together with any interest, penalties (civil and criminal) and additions thereto imposed by any governmental authority, whether disputed or not, including, without limitation, (x) taxes based upon or measured by gross receipts, income, or profits, and (y) sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, goods and services, capital stock, license, branch, social security (or similar), unemployment, compensation, utility, severance, production, stamp, occupation, premium, windfall profits, transfer and gains and real and personal property taxes, and customs duties together with all interest, fines, assessments, penalties and additions imposed with respect to such amounts. “Tax” or “Taxes” shall also include any liability for the payment of any amounts of the type described in the preceding sentence as a result of being a transferee of or successor to any Person.
(b)    “Tax Return” shall mean all federal, state, local, and foreign returns, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and any amendment thereto) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any person or entity.
9.    Indemnification.
9.1    Indemnification By Seller. Notwithstanding anything to the contrary contained in this Agreement or any other document executed or delivered in connection with this Agreement, Seller hereby agrees to indemnify, protect, defend and hold Purchaser and its partners and any of the respective successors and assigns of the foregoing harmless from and against any Losses arising out of or in connection with (i) subject to the liability limitations set

Exhibit 2.1

forth in Section 6.5 hereof, the breach of any of the Seller’s representations, warranties or covenants set forth in this Agreement; and (ii) obligations or liabilities of any of the Fee Owners or PRDB General Partner to third parties arising from events occurring prior to the Closing Date, provided that such indemnity shall not extend to (a) obligations or liabilities to the extent that Purchaser received a credit for such obligation or liability through a specific adjustment or apportionment made at Closing, or (b) obligations or liabilities arising out of the physical condition of the Property or its non-compliance with Laws or Environmental Laws, except to the extent such physical condition or non-compliance would constitute a breach of the representations or warranties of Seller expressly set forth in this Agreement or in any other document executed by Seller in connection with this Agreement, or (c) obligations or liabilities arising out of any Space Lease with respect to which the Space Tenant has executed an Estoppel Certificate satisfying the requirements of Section 13.3(a)(vii) hereof.
9.2    Indemnification by Purchaser. Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Purchaser hereby agrees to indemnify, protect, defend and hold Seller and its partners and any of the respective successors and assigns of the foregoing, harmless from and against any Losses arising out of or in connection with: (i) the breach of any of the Purchaser’s representations or warranties set forth in this Agreement, or (ii) obligations or liabilities of any of the Fee Owners or PRDB General Partner to third parties arising from events occurring after the Closing Date.
9.3    Procedures. In the event that any party hereto reasonably believes that such party has Losses hereunder for which it will seek indemnity pursuant to this Section 9, such party (the “Indemnified Party”) shall give written notice thereof (a “Claim Notice”) to the indemnifying party (the “Indemnifying Party”) within ninety (90) days after obtaining knowledge thereof, stating the nature and basis of such Claim for indemnification and the amount thereof, in reasonable detail. Failure to provide such Claim Notice within such ninety (90) day period shall not act as a waiver of the indemnified party’s rights with respect to such Losses for indemnification unless, and only to the extent that, such failure directly and materially adversely affects the Indemnifying Party’s ability to defend against such Loss, in which case the Indemnifying Party’s indemnity obligations shall be correspondingly reduced or eliminated.
9.4    Survival. The provisions of this Section 9 shall survive the Closing.
10.    Title.
10.1    Title Commitment. Purchaser shall obtain, at Purchaser’s expense, a commitment for an owner's policy of title insurance issued by the Title Company, certifying to Purchaser the then status of title to the Property and setting forth all objections or exceptions to title affecting the same (the “Title Commitment”) and Purchaser may obtain a current survey of the Property (the "Survey") prepared by a duly licensed surveyor.
10.2    (a)    On or before twenty (20) days after the Effective Date, Purchaser shall deliver to Seller a true and complete copy of the Title Commitment (including, to the extent then available to Purchaser, a copy of each instrument shown as an exception therein) and the Survey, if any, and may notify Seller of any objections to the status of title to the

Exhibit 2.1

Property and survey matters (“Title Objections”). All matters set forth on the Title Commitment and Survey as to which Purchaser does not object or fails to object within said twenty (20) day period shall be deemed approved and shall be deemed “Permitted Encumbrances”.
(b)    Except as to Monetary Objections, Seller shall be under no obligation to cure any title or survey objection(s), other than Monetary Objections. Seller may, within five (5) Business Days after receipt of Purchaser’s notice of Title Objections (“Objection Notice”), deliver to Purchaser written notice (“Cure Notice”) setting forth which of Purchaser’s Title Objections (excluding Monetary Objections), if any, Seller will endeavor to cure. If Seller has not given a Cure Notice within five (5) Business Days after receipt of Purchaser’s Objection Notice, Seller shall be deemed to have given notice that it declines to cure Purchaser’s Title Objections. If Seller declines, or is deemed to have declined, to cure all of Purchaser’s Title Objections (other than Monetary Objections), Purchaser may, as its sole and exclusive remedy, on or before the date that is ten (10) Business Days after Seller’s receipt of Purchaser’s Objection Notice, elect to terminate this Agreement by delivering written notice thereof to Seller, whereupon, the Deposit (or Letter of Credit or the proceeds thereof) shall be returned to Purchaser and except with respect to those matters expressly stated to survive termination of this Agreement, neither party shall have any further liability hereunder. If Purchaser fails to notify Seller that Purchaser has elected to terminate this Agreement within the time periods hereinabove provided, Purchaser’s right to terminate this Agreement pursuant to this Section 10.2(b) on account of Title Objections other than Monetary Objections shall be deemed waived. Notwithstanding anything to the contrary contained herein or elsewhere in this Agreement, Seller shall be obligated to cure, satisfy and/or have removed from title to the Property at or before Closing all Monetary Objections, and may use the cash proceeds of the Purchase Price to do so at the Closing.
(c)    If Purchaser’s Title Objections which Seller has agreed to cure in Seller’s Cure Notice are not cured by the Date of Closing, Purchaser may, at any time prior to Seller curing such Title Objection: (i) terminate this Agreement, whereupon Purchaser shall also receive a full refund of the Deposit (or Letter of Credit or proceeds thereof), and except with respect to those matters expressly stated to survive termination of this Agreement, neither party shall have any further liability to the other hereunder, or (ii) waive such objections and proceed to consummate the transaction contemplated by this Agreement notwithstanding any such Title Objections, without reduction of the Purchase Price except for Monetary Objections which Seller has failed to cure.
11.    Financing Contingency.
11.1    Purchaser intends to seek to obtain a commitment from an institutional lender for a loan (the “Acquisition Loan”) in a principal amount of not less than Twenty Seven Million Dollars ($27,000,000), the proceeds of which shall be used to refinance and pay off the indebtedness secured by the First Mortgage), for a term of not more than ten (10) years, and otherwise on terms and conditions satisfactory to Purchaser, to finance Purchaser’s acquisition of the Interests. In the event that Purchaser has not obtained the Loan Commitment by the date which is thirty (30) days after the Effective Date, Purchaser may, by written notice to Seller given on or before the thirty-second (32nd) day after the Effective Date, elect to terminate

Exhibit 2.1

this Agreement, whereupon Purchaser shall receive a full refund of the Deposit (or the Letter of Credit or the proceeds thereof) and neither party shall have any further liability to the other hereunder except for those provisions which by their express terms survive the termination of this Agreement. If Purchaser fails to give Seller written notice of Purchaser’s election to terminate this Agreement pursuant to this Section 11 on or before the thirty-second (32nd) day after the Effective Date, Purchaser shall be deemed to have waived its right to terminate pursuant to this Section 11.
12.    Conditions Precedent.
12.1    As conditions precedent to Purchaser’s obligation to purchase the Interests, (i) Seller shall tender title to the PREIT Springfield Park Interests, free and clear of all liens, charges, encumbrances, pledges and security interests; (ii) the Title Company shall be unconditionally (except as expressly set forth herein) prepared to issue to PRDB upon completion of the Closing an owner's policy of title insurance with respect to the Springfield
Park Property in customary Pennsylvania form in an approximate amount equal to two hundred percent (200%) of the portion of the Purchase Price allocable to the PREIT Springfield Park Interests, subject only to the Permitted Encumbrances and the satisfaction of all customary requirements of the Title Company in connection with the issuance of an owner’s title insurance policy, (iii) the Title Company shall be unconditionally (except as expressly set forth herein) prepared to issue to Purchaser upon the completion of Closing an owner’s policy of title insurance with respect to the Springfield East Property in customary Pennsylvania form in an amount equal to such amount as shall be reasonably satisfactory to Purchaser, subject only to the Permitted Encumbrances and the satisfaction of all customary requirements of the Title Company in connection with the issuance of an owner’s title insurance policy, (iv) all representations made by Seller in this Agreement shall be true and correct in all material respects as of the date or dates as to which such representations are made; (v) in addition to those representations that are expressly provided to be effective as of the Closing Date, the representations made by Seller in Sections 6.3(a), (b), (c), (d), (e), (f), (g) and (h) (subject to the provisions of Sections 7.1), (j), (l), (n), (p) and (q) of this Agreement shall be true and correct in all material respects as of the Closing Date; (vi) Seller shall have complied in all material respects with its covenants as set forth in this Agreement; (vii) Seller shall have delivered to Purchaser all material documents and items to be delivered to Purchaser pursuant to this Agreement, including, but not limited to, the required Estoppel Certificates; (viii) except as otherwise expressly set forth herein, no Space Lease of any Major Tenant shall have been terminated for any reason, none of the Major Tenants shall have filed a petition in bankruptcy (or similar state court filing), or have an involuntary bankruptcy filed against it, and no Major Tenant shall have given any written notice to Seller exercising any cancellation right under its Space Lease; (ix) no Major Tenant nor Target shall have ceased operating at the Property; (x) Purchaser shall have closed the Acquisition Loan in accordance with the Loan Commitment; (xi) Purchaser shall have entered into an amended and restated limited partnership for PRDB and an amended and restated operating agreement for PRDB General Partner; and (xii) Purchaser shall have obtained (A) an Estoppel and Consent Certificate duly executed by all Springfield East Property Tenants in Common in the form attached as Exhibit I hereto and (B) an Estoppel and Consent Certificate duly executed by the Board of the Springfield East Condominium in the form attached as Exhibit K_ hereto. In the event that the conditions precedent set forth in this Section

Exhibit 2.1

12.1 have not been satisfied on or before the Date of Closing (or such earlier date as may be expressly provided in this Agreement), Purchaser may, by written notice to Seller, on or before the Closing Date, elect to extend the Closing Date for a period not to exceed sixty (60) days and, thereafter, if any conditions precedent remain unsatisfied following such extension period, Purchaser may, by written notice to Seller, terminate this Agreement, whereupon Purchaser shall receive a full refund of the Deposit (or the Letter of Credit or the proceeds thereof) and neither party shall have any further liability to the other hereunder except for those provisions of this Agreement which by their express terms survive the termination of this Agreement. If Purchaser fails to give Seller written notice of Purchaser’s election to terminate this Agreement pursuant to this Section 12.1 on or before the Closing Date, Purchaser shall be deemed to have waived its right to terminate pursuant to this Section 12.1.
12.2    As conditions precedent to Seller’s obligation to convey the Interests to Purchaser: (i) Purchaser shall not be in material default in the performance of any covenant or agreement to be performed by Purchaser under this Agreement as of the Closing Date; and (ii) all representations and covenants made by Purchaser in this Agreement shall be true and correct in all material respects as of the date or dates as to which such representations are made. In the event that the condition precedents set forth in this Section 12.2 have not been satisfied by Purchaser on or before the Closing Date, Seller may, by written notice to Purchaser, on or before the Closing Date, elect to terminate this Agreement, whereupon, Seller shall be entitled to retain the Deposit (or the Letter of Credit or the proceeds thereof) as its sole and exclusive remedy for Purchaser’s default. If Seller fails to give Purchaser written notice of Seller’s election to terminate this Agreement pursuant to this Section 12.2 prior to Closing, Seller shall be deemed to have waived its right to terminate pursuant to this Section 12.2.
13.    Closing.
13.1    Closing Date and Location. Subject to any adjournments expressly allowed elsewhere in this Agreement, the closing of title (the “Closing”) shall take place, time being of the essence, on or before July 31, 2015. The Closing shall take place at the offices of Blank Rome LLP, attorneys for Purchaser, One Logan Square, Philadelphia, Pennsylvania 19103, commencing at 9:30 A.M. Eastern Time or, if otherwise agreed to by Seller and Purchaser, by escrow deliveries to the Escrowee (the actual date of Closing is herein referred to as the “Closing Date”).
13.2    Closing Expenses.
(a)    Seller’s Expenses. Seller shall pay (i) one-half (1/2) of any reasonable escrow or closing charge of the Title Company; and (ii) one-half (1/2) of all state and local realty transfer taxes imposed by reason of the transfer of the PR Springfield East Interest pursuant to this Agreement.
(b)    Purchaser’s Expenses. Purchaser shall pay (i) one-half (1/2) of any reasonable escrow or closing charge of the Title Company; (ii) one-half (1/2) of all state and local realty transfer taxes imposed by reason of the transfer of the PREIT Springfield East Interest pursuant to this Agreement; (iii) all expenses relating to its inspection of the Property

Exhibit 2.1

including, but not limited to, engineering, environmental and property surveys and the Survey whether or not Purchaser closes title to the Property; (iv) the premium for all title insurance policies and endorsements that Purchaser or its lender obtains; and (v) any cost incurred in connection with any financing obtained by Purchaser (including, without limitation, mortgage recording fees and title insurance premiums).
(c)    The provisions of this Section 13.2 shall survive the Closing or earlier termination of this Agreement.
13.3    Closing Deliveries.
(a)    At Closing, Seller shall deliver to Purchaser or Escrowee:
(i)    an Assignment of Limited Partnership Interest (respecting PREIT’s limited partnership interest in PRDB) executed by PREIT in the form attached as Exhibit C);
(ii)    an Assignment of Membership Interest (respecting PREIT’s membership interest in PRDB General Partner executed by PREIT in the form annexed hereto as Exhibit D);
(iii)    a special warranty deed to the PR Springfield East Interest duly executed by PR Springfield in the form attached hereto as Exhibit D;
(iv)    originals, or if originals are not available, copies of the Space Leases;
(v)    a duly executed certificate of Seller in the applicable form set forth in Treasury Regulations §1.1445-2(b)(2);
(vi)    realty transfer tax return(s) executed by Seller;
(vii)    estoppel certificates (each an “Estoppel Certificate” and collectively the “Estoppel Certificates”) from: (A) Target (as to the REA) in form and substance which do not vary materially from the form attached hereto as Exhibit H, (B) from the Major Tenants and three (3) of the remaining five (5) other Space Tenants of the Property (unless the lender under the Acquisition Loan shall require as a condition for the Acquisition Loan a greater number of estoppels in which event Seller shall provide the required number of estoppels said lender shall require) (collectively “Estoppel Tenants”), in form and substance which do not vary materially from the form annexed hereto as Exhibit F, or as to any Space Tenant whose Space Lease provides for a different form of estoppel certificate, the form provided for by such Space Lease, and from Bed, Bath and Beyond in connection with the Bed, Bath and Beyond Sublease, in form and substance which does not vary materially from the form attached hereto as Exhibit M. Notwithstanding the foregoing to the contrary, if the required Estoppel Certificates cannot be timely delivered, Seller may, but shall not be obligated to, adjourn the Closing for a period not to exceed thirty (30) days, to obtain the required Estoppel Certificates. If Seller, after exercising or waiving in writing its adjournment right set forth in this Section 13.3 (a)(vii),

Exhibit 2.1

does not or cannot deliver the required Estoppel Certificates, Purchaser’s sole remedy shall be to terminate this Agreement and receive the return of the Deposit (or Letter of Credit or proceeds thereof) or to close notwithstanding the lack of the Estoppel Certificate(s) without any reduction of the Purchase Price and without any liability of Seller relative thereto. Notwithstanding anything contained herein to the contrary, Purchaser shall notify Seller upon the date which is three (3) Business Days following Purchaser’s receipt of executed Estoppel Certificates of Purchaser’s permitted objections to any such Estoppel Certificates. Purchaser’s failure to timely respond to Seller in accordance with the preceding sentence shall be deemed its approval of the Estoppel Certificate;
(viii)    standard seller’s affidavits to the Title Company in such form as may be reasonably required by the Title Company;
(ix)    a Waiver of Right of First Refusal with respect to the sale of the PR Springfield East Interest duly executed by Target in the form attached as Exhibit H hereto;
(x)    An Assignment and Assumption Agreement (respecting the Bed Bath & Beyond Sublease) duly executed by Pennsylvania Real Estate Investment Trust in the form of that attached as Exhibit L_ hereto; and
(xi)    Reasonable evidence of Seller’s organizational authority.
(xii)    An updated rent roll listing all Space Tenants as of the Closing Date.
(b)    At Closing Purchaser shall deliver to Seller or Escrowee:
(i)    the balance of the Purchase Price as provided in Section 3 hereof;
(ii)    an Assignment of Limited Partnership Interest (respecting PREIT’s limited partnership interest in PRDB) executed by Purchaser in the form of that attached as Exhibit C hereto;
(iii)    an Assignment of Membership Interest (respecting PREIT’s membership interest in PRDB General Partner) executed by Purchaser in the form annexed hereto as Exhibit D;
(iv)    standard buyer’s affidavits to the Title Company in such form as may be reasonably required by the Title Company;
(v)    an Assignment and Assumption Agreement (respecting the Bed Bath & Beyond Sublease) duly executed by Purchaser in the form of that attached as Exhibit L hereto;

Exhibit 2.1

(vi)    realty transfer tax return(s) executed by Purchaser, if required; and
(vii)    reasonable evidence of Purchaser’s organizational authority.
13.4    Apportionments and Reimbursements. The following adjustments shall be made with respect to the Premises, and the following procedures shall be followed:
(a)    Preparation of Prorations. At least five (5) Business Days before the Closing Date, Seller shall prepare and deliver to Purchaser unaudited statements on an accrual basis for PRDB and for the Springfield East Property as operated by the Tenants in Common (the “Preliminary Proration Statement”) showing prorations for the items set forth below, calculated as of 11:59 p.m. on the day preceding the Closing Date, on the basis of a 365-day year. Purchaser and its representatives shall be afforded reasonable access to the books and records of PRDB and the Tenants in Common with respect to the Property. Purchaser and Seller shall agree upon any adjustments to be made to the Preliminary Proration Statement before the Closing. All expenses and liabilities, determined on an accrual basis, of PRDB and the
Springfield East Property as operated by Tenants in Common shall be apportioned as aforesaid such that all such expenses and liabilities accruing prior to the Closing Date shall be borne by the PRDB as constituted prior to Closing (“Existing PRDB”) and Springfield East Property Tenants in Common as constituted prior to Closing (“Existing Springfield East TIC”), and all such expenses and liabilities accruing from after the Closing Date shall be borne by PRDB as constituted following Closing (“New PRDB”) and the Springfield East Property Tenants in Common as constituted following Closing (“New Springfield East TIC”). Any errors in the apportionments pursuant to this Section 13.4 shall be corrected by appropriate re-adjustment post-Closing, provided that notice of any such error, with supporting calculations, shall be given no later than one (1) year after the Closing Date. The provisions of this Section 6.1 shall survive the Closing. The items to be apportioned include, without limitation, the following:
(i)    Rent. Rent (including any additional rent and percentage rents) under the Space Leases collected prior to the Closing Date. Promptly following the end of the lease year in which the Closing occurs, Seller and the Purchaser shall re-prorate such percentage rent as and when complete and accurate information becomes available with respect to actual percentage rent paid for such lease year. Subject to the prior sentence with respect to percentage rent, if at the Closing Date any past due rentals are owing by Space Tenants, the parties hereto agree that the first rent and other remittances received (including judgments on past-due amounts) after the Closing Date from such Space Tenants shall be held and disbursed as follows: (1) first, to New PRDB and New Springfield East TIC an amount equal to the rentals, fees and damages accrued and due from such Space Tenants from and after the Closing Date; (2) next, to Existing PRDB and Existing Springfield East TIC an amount equal to the rentals, fees and damages accrued and due from such Space Tenants for the period prior to the Closing Date; and (3) in the event of an overpayment, the balance to New PRDB and New Springfield East TIC.

Exhibit 2.1

(ii)    Real Estate Taxes; Other Taxes. Current real property and personal property taxes, sewer rents, water charges and charges and other state, county and municipal taxes, charges and assessments affecting the Property, or any portion thereof, on the basis of the applicable fiscal year for which the same are levied or assessed. If the rate of any such taxes, rents, charges or assessments shall not be fixed prior to the Closing Date, there shall be an adjustment made on the Closing Date on the basis of 100% of such taxes, charges, assessments or rents for the preceding fiscal year, and the same shall be further adjusted when the rate for the current fiscal year is fixed. Any such taxes, rents, charges or assessments which are not yet due and payable on the Closing Date because the same are paid in arrears shall be adjusted on the Closing Date.
(iii)    Utilities. Charges for water, electricity, gas, telephone and all other utilities. If the consumption of any of the foregoing is measured by meters, Sellers shall furnish a current reading of each meter at the Closing Date, if reasonably obtainable. If there is no such meter or if the bills for any of the foregoing have not been issued prior to the Closing Date, the charges therefore shall be adjusted on the Closing Date on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued.
(iv)    Contracts. Charges payable and credits or payments receivable under any service contracts which are to remain in effect after Closing attributable to the Property.
(v)    Security Deposits and Other Deposits. At the Closing, Seller shall cause all security deposits (including, without limitation, all letters of credit) held and retained by the Fee Owners to be deposited (or held, as applicable) in the applicable accounts of New PRDB and New Springfield East TIC.
(vi)    Assessments. If on the Closing Date the Property shall be affected by an assessment or assessments which are payable in installments or a lump sum, Existing PRDB and Existing Springfield East TIC shall be responsible for any installments which are liens or which are otherwise due and payable as of the Closing Date and New PRDB and New Springfield East TIC shall be responsible for all other installments of any such assessment.
(vii)    Leasing Commissions; Tenant Improvement Allowances. Except as otherwise expressly set forth herein, including, without limitation, with regard to Reimbursable Lease Expenses, on or before the Closing Date, Seller shall cause Existing PRDB and Existing Springfield East TIC to pay in full (i) all leasing commissions and locator’s and finder’s fees due to leasing or other agents for each Space Lease entered into prior to the Effective Date (other than leasing brokerage commissions due with respect to renewals, extensions or expansions by Space Tenants pursuant to such Space Leases which occur after the Closing Date, to the extent not due and payable prior to the Closing Date), and (ii) all tenant improvement allowances for each Space Lease entered into prior to the Effective Date due to Space Tenants under their Space Leases.

Exhibit 2.1

(viii)    Reimbursable Lease Expenses. On the Closing Date, Purchaser shall cause New PRDB and New Springfield East TIC to reimburse Existing PRDB and Existing Springfield Park TIC for any and all Reimbursable Lease Expenses to the extent that the same have been paid by Fee Owners prior to Closing. In addition, at Closing, Purchaser shall cause New PRDB and New Springfield East TIC to assume the obligations of Existing PRDB and Existing Springfield Park TIC to pay, when due any Reimbursable Lease Expenses unpaid as of the Closing. Purchaser shall indemnify and hold harmless Seller from and against any and all costs, expenses, (including reasonable attorneys’ fees and expenses) with respect to Seller’s portion of any such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Purchaser shall survive the Closing. Each party shall make available to the other all records, bills, vouchers and other data in such party’s possession verifying Reimbursable Lease Expenses and the payment thereof.
(ix)    Recoveries of Tenant-Reimbursable Expenses. As used herein, “Recoveries” means all common area maintenance charges, real estate tax reimbursements, expenses and charges payable by or to the Fee Owners under or in connection with any Space Lease or reciprocal easement agreements (or the like) binding on the Property. Following the Closing, Purchaser shall be responsible to cause the Fee Owners to calculate, adjust, reconcile, bill and pay Recoveries collectible or payable for the year of (or the period including, as applicable) Closing. Purchaser shall be liable to cause the Fee Owners to pay
(which shall in all events occur within one year following the Closing Date) to Seller for fifty percent (50%) of any net Recoveries actually collected for the year of (or the period including, as applicable) the Closing with respect to underpayments of Recoveries made by Space Tenants relating to any period prior to the Closing, to the extent not collected as of the close of business on the day before the Closing Date and not apportioned under this Section 13.4. Seller shall be liable to pay (which shall in all events occur within one year following the Closing Date) to Purchaser fifty percent (50%) of any refunds or credits which may be due to Space Tenants with respect to overpayments of Recoveries made by such Space Tenants relating to any period prior to the Closing, to the extent not apportioned under this Section 13.4
(x)    Cash on Hand. All cash held by the Fee Owners on the Closing Date shall belong to Existing PRDB and Existing Springfield East TIC and shall either be distributed to them at Closing or Existing PRDB and Existing Springfield East TIC shall receive a credit for same.
(b)    Post-Closing Reconciliation. All prorations shall be subject to adjustment in cash after the Closing outside of escrow, as and when complete and accurate information becomes available. Seller and Purchaser each shall reasonably cooperate with the other to provide such information as may be reasonably requested by each such party or as may be required under the Space Leases to complete such reconciliation.
(c)     Survival. The obligations of Seller and Purchaser under this Section 13.4 shall survive the Closing.
14.    Default.

Exhibit 2.1

14.1    Purchaser’s Default. If Purchaser should commit a material default under this Agreement, and such default remains uncured for five (5) Business Days after Purchaser’s receipt of notice thereof from Seller, Seller may elect to cancel this Agreement by giving notice to Purchaser and Escrowee. The parties hereto agree that the damages that Seller will sustain as a result of such default will be substantial but will be difficult to ascertain. Accordingly, the parties agree that in the event that Seller shall elect to terminate this Agreement as a result of such default, Escrowee is hereby directed to pay the Deposit (or the proceeds of the Letter of Credit) to Seller who shall retain the Deposit (or the proceeds of the Letter of Credit) as and for its liquidated damages and sole remedy hereunder, in which event this Agreement shall be null and void and of no further force or effect except for those provisions expressly stated to survive the termination of this Agreement.
14.2    Seller’s Default. If Seller should commit a material default under this Agreement prior to Closing, and such default remains uncured for five (5) Business Days after Seller’s receipt of written notice thereof from Purchaser, Purchaser’s sole remedy for such Seller’s default shall be to elect either to (i) cause the refund of the Deposit (or Letter of Credit or proceeds thereof) to be delivered to Purchaser and receive from Seller up to a maximum of Seventy Five Thousand Dollars ($75,000.00) to reimburse Purchaser for its out-of-pocket expenses in connection with attempting to consummate the transaction which is the subject of this Agreement, and upon the making of such refund and the receipt of such payment from Seller, this Agreement shall be null and void and of no further force or effect except for those provisions expressly stated to survive the termination of this Agreement, or (ii) commence an action for specific performance.
15.    Risk of Loss.
15.1    Condemnation.
(a)    If, at any time prior to the Closing Date, all or a Substantial Portion of the Property shall be taken in the exercise of the power of condemnation or eminent domain by any sovereign, municipality or other public or private authority or shall be the subject of a duly noticed hearing held by any such authority relating to a pending taking in the exercise of the power of condemnation or eminent domain (a “Taking”), then Purchaser may cancel this Agreement by written notice given to Seller within ten (10) Business Days after receipt of notice from Seller of such Taking, in which event this Agreement shall be deemed cancelled and of no force and effect and neither party shall have any further obligations or liabilities against or to the other, except that Seller shall cause the return of the Deposit (or the Letter of Credit or the proceeds thereof) to Purchaser. In the case of a Taking of less than a Substantial Portion of the Property or if Purchaser does not elect to terminate this Agreement in the case of a Taking of all or a Substantial Portion of the Property, as provided for above, then this Agreement shall remain in full force and effect and on the Closing either (A) Fee Owners shall continue to be entitled to any condemnation award to be granted and Seller shall assign all of its right, title and interest to such award to Fee Owners, or (B) if such award shall have been paid to Seller or the Fee Owners, the Purchase Price shall be reduced by one half (1/2) of (x) the amount thereof, less (y) such sums, if any, actually and reasonably expended by Seller or the Fee Owners to prosecute

Exhibit 2.1

such claim and restore the Property. Seller agrees to deliver promptly after receipt thereof any and all written notices of a Taking received by Seller after the date hereof.
(b)    As used herein, a Taking of a “Substantial Portion” of the Property shall mean a Taking which (i) materially and adversely affects access to or from the Property for more than one hundred eighty (180) days or (ii) will entitle any Space Tenant to terminate any Space Lease.
15.2    Destruction or Damage. In the event that the Property, or any part thereof, shall be damaged or destroyed by fire or any other casualty (“Casualty”) prior to the Closing Date, Seller shall give Purchaser prompt written notice of such event together with an estimate of the cost and time to restore prepared by an independent insurance examiner or engineer selected by Seller. If the Casualty will (a) require more than Two Hundred Fifty Thousand Dollars ($250,000) to repair, or (b) entitle any Major Tenant to terminate any Space Lease (each event described in (a) or (b) herein called a “Casualty Termination Event”), Purchaser may cancel this Agreement by notice to Seller within ten (10) Business Days after receipt of notice from Seller specifying the Casualty Termination Event, in which event this Agreement shall be deemed terminated and of no force and effect and neither party shall have any further rights or liabilities against or to the other except for those provisions expressly stated to survive the termination of this Agreement and Seller shall cause the return of the Deposit (or the Letter of Credit or the proceeds thereof) to Purchaser. If there is no Casualty Termination Event or if Purchaser does not timely elect to cancel this Agreement in the event of a Casualty Termination Event, this Agreement shall remain in full force and effect and any insurance proceeds paid or payable to Fee Owners on account of such Casualty, less such sums, if any, as shall have been actually and reasonably incurred by Fee Owners in connection with the repair or restoration of such Casualty or the prosecution of such claim, shall be retained by Fee Owners so that the same may be employed after Closing to repair or restore such casualty or to be otherwise used or distributed as Fee Owners shall elect.
16.    Purchaser’s Review Period.
16.1    Between the Effective Date and the Closing Date, Purchaser may perform inspections of the Property at reasonable times (and upon at least two (2) Business Days prior written notice to Seller), subject to the rights of the Space Tenants. After making such inspections, Purchaser, at Purchaser’s sole expense, shall restore the Property to its condition prior to such inspections. Purchaser may not conduct any intrusive inspections or borings without the prior written approval of Seller, which approval shall not be unreasonably withheld, delayed or conditioned. Purchaser shall indemnify and hold Seller and the Fee Owners free and harmless from and against any and all costs, expenses, claims, losses or damages, liabilities and judgments (including reasonable attorneys’ fees and disbursements) arising out of Purchaser’s inspection of the Property, whether caused by Purchaser or its contractors, agents or employees or anyone acting by, through, under, or at the direction, of the foregoing. Without limiting the generality of the foregoing indemnity, Purchaser shall remove any mechanics’ or other lien which may be recorded against the Property by any party providing labor, materials or services at the request of Purchaser. The provisions of this Section 16 shall survive any termination of this Agreement.

Exhibit 2.1

17.    Miscellaneous.
17.1    Bulk Sales. To the extent applicable, Purchaser hereby waives any requirement for obtaining a tax clearance certificates in connection with bulk sales and transfers (a “Tax Clearance Certificate”), provided that Seller shall indemnify, and hold harmless Purchaser from and against any and all damages, claims or liens arising from Seller’s failure to obtain such Tax Clearance Certificate. The provisions of this Section 17.1 shall survive the Closing.
17.2    Broker. Seller and Purchaser represent to each other that neither party has dealt with any broker or finder in connection with the transaction contemplated by this Agreement. Seller and Purchaser shall indemnify and hold the other free and harmless from and against any liabilities, damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified party arising from a misrepresentation or a breach of any covenant made by the indemnifying party pursuant to this Section. The provisions of this Section shall survive the Closing or termination of this Agreement.
17.3    Assignment of this Agreement. This Agreement may not be assigned by Purchaser without the consent of Seller. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement, without the consent of Seller, to a corporation, partnership, limited liability company or other entity in which Ronald Rubin and/or George Rubin have a direct or indirect ownership interest, provided such assignee assumes in writing all of the obligations of Purchaser to be performed under this Agreement and an original of such fully executed assignment and assumption agreement is delivered to Seller at least two (2) Business Days prior to the Closing. No assignment of this Agreement shall relieve Purchaser from any of its obligations set forth herein arising prior to or after the effective date of the assignment. In the event Purchaser assigns its interests under this Agreement, Purchaser shall be solely liable for any real estate transfer taxes imposed upon such assignment and shall indemnify and hold harmless Seller from and against any and all liability arising from the imposition of any realty transfer taxes upon such assignment by Purchaser. The provisions of this Section shall survive the Closing or termination of this Agreement.
17.4    Attorneys’ Fees. If either party institutes a legal proceeding against the other party in connection with this Agreement, the losing party in such proceeding shall reimburse the prevailing party all reasonable attorneys’ fees paid by the prevailing party in connection with such proceeding. The provisions of this Section shall survive the Closing or termination of this Agreement.
17.5    Notices. All notices hereunder to Seller, Purchaser, Escrowee or the Title Company shall be sent by Federal Express or other overnight courier which obtains a signature upon delivery, or may be sent via facsimile, or may be delivered by hand delivery addressed to such party at the address of such party set forth below or at such other address as such party shall designate from time to time by notice in accordance with this Section 17.5:

Exhibit 2.1

SELLER:
PREIT Associates, L.P.
PR Springfield Associates, L.P.
c/o Pennsylvania Real Estate Investment Trust
200 South Broad Street, 3rd Floor
Philadelphia, PA 19102-3803
Attention: Mario C. Ventresca, Jr.
Senior Vice President
Acquisitions and Asset Management
Facsimile: 215-546-1271

with a copy to:

Pennsylvania Real Estate Investment Trust
200 South Broad Street, 3rd Floor
Philadelphia, PA 19102-3803
Attention: Bruce Goldman
Executive Vice President and General Counsel
Facsimile:

PURCHASER:

Rubin Retail Acquisition, L.P.
200 South Broad Street, 3rd Fl.
Philadelphia, PA 19072
Attention: Ronald Rubin and George Rubin
Facsimile: (215) 546-1271

with a copy to:

Blank Rome LLP
One Logan Square
130 N. 18th Street
Philadelphia, PA 19103
Attention: G. Craig Lord and Peter J. Soloff
Facsimile: (215) 832-5680

ESCROWEE/TITLE COMPANY:
Land Services USA, Inc.
1835 Market Street, Suite 420
Philadelphia, PA 19103
Attention: Michael G. Moyer
Facsimile: (215) 568-8219

Exhibit 2.1

Notices shall be deemed served in the case of overnight courier or hand delivery, on the date actually delivered to or rejected by the intended recipient, and in the case of facsimile, upon the sender’s receipt of confirmation of transmission of such facsimile notice produced by the sender’s facsimile machine, provided a copy of such transmission and the confirmation receipt thereof is deposited with an overnight courier for next day delivery properly addressed and paid for, except for notice(s) which advise the other party of a change of address of the party sending such notice or of such party’s attorney, which notice shall not be deemed served until actually received by the party to whom such notice is addressed or delivery is refused by such party. Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given. Notwithstanding the foregoing provisions of this Section (a) notices served by hand delivery shall be deemed served on the date of delivery if delivered at or prior to 5:00 P.M. Eastern Time on a Business Day and on the next Business Day if delivered after 5:00 P.M. Eastern Time on a Business Day or at any time on a non-Business Day and (b) notices served by facsimile shall be deemed served on the date of transmission if the sender receives confirmation of transmission in the manner set forth above at or prior to 5:00 P.M. Eastern Time on a Business Day and on the next Business Day if the sender receives confirmation of transmission in the manner set forth above after 5:00 P.M. Eastern Time on a Business Day or at any time on a non-Business Day.
17.6    Further Assurances. The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Agreement), as either may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Agreement. The provisions of this Section shall survive the Closing for one (1) year.
17.7    Survival. Unless otherwise expressly provided herein, all representations of the parties shall survive the Closing.
17.8    Confidentiality.
(a)    Purchaser agrees that all documentation made available to Purchaser by Seller (or its representatives) concerning the Property, including, without limitation, the Space Leases, development plans, proformas and rent rolls (all of the aforementioned information is collectively referred to as “Evaluation Material”) shall be treated confidentially as hereinafter provided.
(b)    All Evaluation Material shall not be used by Purchaser for any purpose other than evaluating a possible purchase as contemplated by this Agreement. Purchaser agrees to keep all Evaluation Material (other than information which is a matter of public record or is provided in other sources readily available to the public other than as a result of disclosure thereof by Purchaser or Related Parties) confidential; provided, however, that the Evaluation Material may be disclosed to the directors, officers, employees, owners, members and partners of Purchaser, and to Purchaser’s prospective lenders, attorneys, accountants and consultants (all of whom are collectively referred to as “Related Parties”) for the purpose of evaluating a possible purchase as aforesaid. The Related Parties shall be informed of the confidential nature of the

Exhibit 2.1

Evaluation Material and shall be directed to keep all such information in confidence and use such information only for the purpose of evaluating a possible purchase by Purchaser. Purchaser will promptly, upon request of Seller following the termination of this Agreement, deliver to Seller all Evaluation Material furnished by Seller, whether furnished before or after the date hereof, without retaining copies thereof. Purchaser will direct Related Parties to whom Evaluation Material is made available not to make similar disclosures and any such disclosure shall be deemed made by and be the responsibility of Purchaser.
(c)    Prior to the Closing, Purchaser shall keep confidential and shall cause the Related Parties to keep confidential the provisions of this Agreement and the transactions contemplated thereunder. After the Closing, Purchaser shall not make any public disclosures and shall cause the Related Parties not to make any public disclosures mentioning Seller regarding the provisions of this Agreement or the transactions accomplished at the Closing without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned by Seller.
(d)    The provisions of this Section 17.8 shall survive the Closing or termination of this Agreement.
17.9    Joint and Several Liability. The liability of PREIT and PR Springfield for all obligations of the Seller pursuant to this Agreement shall be joint and several.
17.10    Recording. Purchaser shall not record this Agreement or any memorandum thereof and any such recording shall be null and void and shall constitute a default hereunder.
17.11    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, if any, but nothing contained herein shall be deemed a waiver of the provisions of Section 17.3 hereof.
17.12    Entire Agreement. This Agreement and the Schedules and Exhibits annexed hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore or simultaneously had between the parties hereto are merged in and are contained in this Agreement and said Schedules and Exhibits.
17.13    Waiver and Modifications. The provisions of this Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against which any waiver, change, modification or discharge is sought.
17.14    Captions and Titles. The captions or section titles contained in this Agreement and the Index, if any, are for convenience and reference only and shall not be deemed a part of the text of this Agreement.
17.15    Construction. The terms “hereof,” “herein,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any

Exhibit 2.1

particular article or provision, unless expressly so stated. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.
17.16    Non-Business Days. If a party is required to perform an act or give a notice on a date that is a Saturday, Sunday or national holiday, the date such performance or notice is due shall be deemed to be the next Business Day.
17.17    Governing Law and Jurisdiction. This Contract is to be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law. Purchaser and Seller hereby submit to the jurisdiction of the State and United States District courts located within the Commonwealth of Pennsylvania in respect of any suit or other proceeding brought in connection with or arising out of this Agreement. The provisions of this subsection shall survive the Closing or earlier termination of this Agreement.
17.18    Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts and each of such counterparts, for all purposes, shall be deemed to be an original but all of such counterparts together shall constitute but one and the same instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart. The exchange of counterparts of this Agreement by means of facsimile transmission or by electronic mail transmission which shall constitute authentic reproductions of signatures shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.
17.19    No Third Party Benefits. This Agreement is made for the sole benefit of Seller and Purchaser and their respective successors and assigns (subject to Section 13.2 above) and no other person shall have any right, remedy or legal interest of any kind by reason of this Agreement.
17.20    Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination will not affect the remaining provisions of this Agreement, all of which will remain in full force and effect.
17.21    No Marketing. So long as this Agreement remains in effect, Seller shall not market the Property for sale or disposition or enter into discussions with other parties for same. The provisions of this Section 17.21 shall survive any termination of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

Exhibit 2.1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

SELLER:

PREIT ASSOCIATES, L.P., a Delaware limited partnership

By: Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust, its general partner

        By: /s/ Bruce Goldman
        Print Name: Bruce Goldman
        Title: Executive Vice President - General Counsel and Secretary

Employer ID Number:______________________

PR SPRINGFIELD ASSOCIATES, L.P., a Pennsylvania limited partnership

By: PR Springfield Trust, a Pennsylvania unincorporated association in business trust, its general partner

        By: /s/ Bruce Goldman
        Print Name: Bruce Goldman
        Title: Executive Vice President - General Counsel and Secretary

Employer ID Number:______________________

PURCHASER:

RUBIN SIX PENN CENTER LLC, a Delaware limited liability company

        By: /s/ Ronald Rubin
             Ronald Rubin, Authorized Signatory

Employer ID Number:______________________

Exhibit 2.1

SPRINGFIELD RUBIN TIC LLC, a Pennsylvania limited liability company

By: Rubin Six Penn Center LLC, a Delaware limited liability company, its sole member

                                 By: /s/ Ronald Rubin
                                Ronald Rubin, Authorized Signatory

Employer ID Number:______________________

LAND SERVICES USA, INC., Escrowee
By: /s/ Jennifer I. Stiectman
Print Name: Jennifer I. Stiectman
Title: Title Company